EXHIBIT 99.1



               USANA Reports Record Sales and Earnings;
                Board Approves Two-for-One Stock Split


    SALT LAKE CITY--(BUSINESS WIRE)--Oct. 14, 2003--USANA Health Sciences Inc. (NASDAQ: USNA) today announced record financial results for the fiscal third quarter and nine months ended Sept. 27, 2003. The company also announced that its board of directors has declared a forward stock split.
    Net sales for the quarter ended Sept. 27, 2003, were $52.5 million, representing an increase of 51% over the $34.8 million reported in the third quarter last year. Sales were affected positively in the third quarter due to continued growth in the number of active customers, the opening of the South Korea market and a positive impact from stronger foreign currencies of about $2.7 million compared to the third quarter of 2002, accounting for 8% of the growth. Net earnings for the third quarter were $6.1 million, reflecting an increase of 158% over the $2.3 million in net earnings reported in the prior year's third quarter. Earnings per share for the third quarter increased to $0.57 per share, from $0.22 per share in the third quarter of 2002. The increase includes $0.04 per share from a re-estimate of the company's effective tax rate for fiscal year 2003 and $0.02 per share resulting from foreign currency gains.
    Net sales during the nine months ended Sept. 27, 2003, were $140.5 million, reflecting an increase of 47% compared to $95.5 million for the comparable period of 2002. Net earnings for the first nine months of 2003 were $14 million, up 169% from the $5.2 million in net earnings reported in the comparable period last year. Earnings per share for the nine-month period were $1.31 per share, compared to $0.50 per share for the same period last year.
    USANA President Dave Wentz said, "The third quarter results are a real tribute to the hardworking Associates and employees who make it happen. Our most mature markets continue to perform remarkably well over prior year results, with sales for the third quarter up 31% in North America and 67% in Australia/New Zealand. We are also pleased with our results in South Korea, our newest market. We have planned a grand opening celebration in South Korea later this month, which we expect will help further the momentum generated during the market launch. Our focus for the future will continue to be directed toward recruiting and retaining Associate leaders in our existing markets, as well as developing Singapore and Mexico for future regional and international growth."
    The company also announced that its board of directors has approved a two-for-one stock split of its common stock. The stock split will be effected by means of a stock dividend, with one share of USANA common stock to be issued to stockholders of record for every one share of common stock owned. The dividend distribution will double the number of outstanding shares to approximately 19,050,000. The action taken by the board will not affect the number of authorized shares of the company or the par value of the common stock. The company had 9,523,287 shares of common stock outstanding as of Oct. 14, 2003. Dividend shares will be distributed on or about Oct. 30, 2003, to stockholders of record as of Oct. 24, 2003. Wentz commented, "We are pleased to provide an opportunity for more investors to get involved with USANA's growth, while enhancing the liquidity of our shares. Today's announcement is another demonstration of our ongoing commitment to shareholders and our confidence in the long-term growth of USANA."
    Commenting on the outlook for the fourth quarter and fiscal 2004, Gilbert A. Fuller, chief financial officer, said, "Based on the third quarter operating results, we have increased our guidance for the fourth quarter of 2003. We now expect net sales will approach $57 million, with earnings per share in the range of $0.57 to $0.59 (pre-stock split basis), depending upon the level of spending associated with the opening of operations in Singapore and Mexico. As we look forward to 2004, we anticipate net sales will be in the range of $240 to $250 million and earnings per share will range between $2.45 and $2.55 (pre-stock split basis) for the year."
    USANA executives will hold a conference call to discuss this announcement and review key line items on the statement of earnings with investors on Oct. 15, 2003, at 9 a.m. EDT. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.
    USANA develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, changes in the effective tax rate, the possible continued spread of severe acute respiratory syndrome (SARS) in Asia, and risks associated with international expansion. Those statements include: 1) the expectation that "a grand opening celebration in South Korea later this month ... will help further the momentum generated during the market launch," 2) the statement that, "Our focus for the future will continue to be directed toward recruiting and retaining Associate leaders in our existing markets, as well as developing Singapore and Mexico for future regional and international growth," 3) the statement that, "We now expect net sales will approach $57 million, with earnings per share in the range of $0.57 to $0.59 (pre-stock split basis), depending upon the level of spending associated with the opening of operations in Singapore and Mexico" and 4) that statement, "As we look forward to 2004, we anticipate net sales will be in the range of $240 to $250 million and earnings per share will range between $2.45 and $2.55 (pre-stock split basis) for the year." The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q.


                      USANA Health Sciences Inc.
                  Consolidated Statements of Earnings
                 (in thousands, except per share data)

                              Quarter Ended       Nine Months Ended
                          --------------------- ----------------------
                          28-Sep-02  27-Sep-03  28-Sep-02   27-Sep-03
                          ---------- ---------- ---------- -----------
                          (Unaudited)(Unaudited)(Unaudited)(Unaudited)

 Net sales                  $34,787    $52,506    $95,477    $140,527
 Cost of sales                8,430     11,364     24,500      31,001
                          ---------- ---------- ---------- -----------
     Gross profit            26,357     41,142     70,977     109,526

 Operating expenses
   Associate incentives      13,429     20,332     36,364      55,091
   Selling, general and
    administrative            9,099     11,926     25,714      32,072
   Research and
    development                 260        379        699       1,086
                          ---------- ---------- ---------- -----------

     Earnings from
      operations              3,569      8,505      8,200      21,277

 Other income (expense)        (141)       525       (203)        331
                          ---------- ---------- ---------- -----------
     Earnings before
      income taxes            3,428      9,030      7,997      21,608

 Income taxes                 1,085      2,974      2,799       7,628
                          ---------- ---------- ---------- -----------

 NET EARNINGS                $2,343     $6,056     $5,198     $13,980
                          ========== ========== ========== ===========

 Earnings per share -
  diluted                     $0.22      $0.57      $0.50       $1.31
                          ========== ========== ========== ===========
 Weighted average shares
  outstanding - diluted      10,608     10,692     10,306      10,647
                          ========== ========== ========== ===========




                      USANA Health Sciences Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                       As of      As of
                                     28-Dec-02  27-Sep-03
                                     ---------- ----------
                                                (Unaudited)
ASSETS
   Cash and cash equivalents            $6,686    $10,335
   Inventories                           9,119     13,042
   Other current assets                  3,102      3,543
                                     ---------- ----------
 Total current assets                   18,907     26,920

  Property and equipment, net           18,405     19,591
  Goodwill                                 -        4,260
  Other assets                           1,801      2,342
                                     ---------- ----------
    Total assets                       $39,113    $53,113
                                     ========== ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Current maturities of long-term
   debt                                 $3,428     $  -
  Capital lease obligations, current        17        -
  Accounts payable                       2,666      5,045
  Other current liabilities              8,655     15,455
  Line of credit                         2,913        -
                                     ---------- ----------
Total current liabilities               17,679     20,500

 Long-term debt, less current
  maturities                             2,572        -
 Other long-term liabilities               769        685

Stockholders' equity                    18,093     31,928
                                     ---------- ----------
    Total liabilities and
     stockholders' equity              $39,113    $53,113
                                     ========== ==========

                      USANA Health Sciences Inc.
                            Sales by Market
                             (in thousands)

                                              Quarter Ended
                                   -----------------------------------
                                       28-Sep-02         27-Sep-03
                                   ----------------- -----------------
                                       (Unaudited)       (Unaudited)
  Region
     United States(a)                $18,485   53.1%   $23,444   44.7%
     Canada                            7,706   22.2%    10,770   20.5%
     Australia-New Zealand             4,809   13.8%     8,023   15.3%
     Hong Kong                         2,268    6.5%     2,285    4.4%
     Japan                             1,519    4.4%     1,750    3.3%
     Taiwan                                -    0.0%     3,507    6.7%
     Korea                                 -    0.0%     2,071    3.9%
     Wasatch                               -    0.0%       656    1.2%
                                   ---------- ------ ---------- ------
                                     $34,787  100.0%   $52,506  100.0%
                                   ========== ====== ========== ======


                    Active Associates by Market(b)

                                                   As of
                                   -----------------------------------
                                        28-Sep-02         27-Sep-03
                                   ----------------- -----------------
                                       (Unaudited)       (Unaudited)
  Region
     United States(a)                 28,000   44.4%    33,000   37.9%
     Canada                           16,000   25.4%    19,000   21.8%
     Australia-New Zealand            11,000   17.5%    14,000   16.1%
     Hong Kong                         6,000    9.5%     4,000    4.6%
     Japan                             2,000    3.2%     3,000    3.4%
     Taiwan                                -    0.0%     9,000   10.3%
     Korea                                 -    0.0%     5,000    5.7%
                                   ---------- ------ ---------- ------
                                      63,000  100.0%    87,000  100.0%
                                   ========== ====== ========== ======


                Active Preferred Customers by Market(b)

                                                 As of
                                   -----------------------------------
                                        28-Sep-02         27-Sep-03
                                   ----------------- -----------------
                                       (Unaudited)       (Unaudited)
  Region
     United States(a)                 26,000   60.5%    30,000   61.2%
     Canada                           12,000   27.9%    14,000   28.6%
     Australia-New Zealand             4,000    9.3%     4,000    8.2%
     Hong Kong                         1,000    2.3%     1,000    2.0%
     Japan                                (c)   0.0%        (c)   0.0%
     Taiwan                                -    0.0%        (c)   0.0%
     Korea                                 -    0.0%        (c)
                                   ---------- ------ ---------- ------
                                      43,000  100.0%    49,000  100.0%
                                   ========== ====== ========== ======

(a) For comparability purposes, UK operations and our direct export program to Japan have been included with the U.S. figures.

(b) Effective with our Form 10-K filed on March 27, 2003, we changed the methodolgy of how we report the number of customers who have purchased product from USANA. We now count as active customers those Associates and Preferred Customers who have made a purchase in the most recent three-month period.

(c) Count of Active Preferred Customers is less than 500.

    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100
             investor.relations@us.usana.com